EXHIBIT 7(3)

FIRST AMENDMENT TO VOTING AND STOCK RESTRICTION AGREEMENT

This First Amendment to Voting and Stock Restriction Agreement (this "First Amendment") is made as of June 26, 2003 among the financial institutions listed on the signature pages hereto and Bank of America, N.A., as Agent.

RECITALS

A. All of the parties hereto are parties to that certain Voting and Stock Restriction Agreement dated as of April 1, 2000 among the financial institutions listed on the signature pages thereto and Bank of America, N.A., as Agent (the "Original Voting Agreement").

B. The parties hereto desire to amend the Original Voting Agreement to extend the expiration date from April 1, 2004 to October 15, 2004.

AGREEMENT

The parties hereto agree as follows:

Section 1. Expiration Date Amendment. Section 3(c) of the Original Voting Agreement is deleted and the following substituted therefor:

"(c) This Voting Agreement shall terminate on the day that all obligations under the Senior Secured Loans and the Junior Secured Loans are paid and satisfied in full."

Section 2. Governing Law. This First Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

Section 3. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery by facsimile by any of the parties hereto of an executed counterpart of this First Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this First Amendment.

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[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

NON CENTRE ENTITIES

BANK OF AMERICA, N.A., as Agent and Issuing Bank

By: /s/ DeWitt W. King III

Name: DeWitt W. King III

Title: Managing Director

BANC OF AMERICA STRATEGIC SOLUTIONS, INC., as a Lender

By: /s/ DeWitt W. King III

Name: DeWitt W. King III

Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION

By: /s/ James P. Cecil

Name: James P. Cecil

Title: AVP

FIRST SOURCE LOAN OBLIGATIONS INSURED TRUST, by First Source Financial, Inc., as Agent/Manager

By: /s/ Maureen S. Ault

Name: Maureen S. Ault

Title: Vice President

CENTRE ENTITIES, individually and as Lenders

CENTRE CAPITAL INVESTORS II, L.P. CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

By: Centre Partners II, L.P., as General Partner

By: Centre Partners Management LLC, as

Attorney-in-Fact

By: _/s/ Scott Perkeslis__________________________

Managing Director

CENTRE PARTNERS COINVESTMENT, L.P.

By: Centre Partners II LLC, as General Partner

By: _/s/ Scott Perkeslis __________________________

Managing Director

.